SPRINGLEAF HOLDINGS, INC. ANNUAL LEADERSHIP INCENTIVE PLAN

Section 1. Purpose of the Plan

The Springleaf Holdings, Inc. Leadership Incentive Plan is designed to (i) assist Springleaf Holdings, Inc., in attracting, retaining and motivating executive leaders, (ii) align Participants’ interests with those of the Company’s stockholders and (iii) qualify annual incentive compensation paid to Participants who are “covered employees” as “performance-based compensation” within the meaning of Section 162(m) of the Code or a successor provision.  Upon approval by the Company’s stockholders, it is the intent of the Company that Award Payments pursuant to the Plan will qualify as “performance- based compensation” within the meaning of Section 162(m) of the Code if and when payable to “covered employees” within the meaning of Section 162(m) of the Code.

Section 2. Definitions

(a) “Award Opportunity” means a specified range of potential Award Payment values defined by a Target Award, a percentage (less than 100%) of the Target Award that is payable at Threshold Performance, and a percentage (greater than 100%) of the Target Award that is payable at Top Performance, respectively.  The ranges between the minimum and Target Award and between the Target Award and maximum are straight-line interpolations.

(b) “Award Payment” means a payment under this Plan to a Participant, subject to

Section 4 hereof.

(c) “Board” means the Board of Directors of Springleaf Holdings, Inc.

(d) “Change of Control” means a change of control of the Company as defined in the Springleaf Holdings, Inc. Omnibus Incentive Plan or any successor thereto.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

(f)  “Committee” means the committee appointed by the Board to administer the Plan as provided herein. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

(g) “Company” means Springleaf Holdings, Inc., and its successors and assigns and any Company which shall acquire substantially all of its assets.

(h) “Determination Date” means, unless otherwise determined by the Committee in its sole discretion, with respect to a relevant Performance Period, the earlier of: (i)

the ninetieth (90th) day following the beginning of the Performance Period or (ii the completion of twenty-five percent (25%) of the Performance Period.  The Determination Date shall be a date on which the outcome of the Performance Goals are substantially uncertain.

(i)  “Participant” means an employee of the Company or a Subsidiary who is a member of executive management or other key employee of the Company or a Subsidiary who is designated by the Committee to participate in the Plan for the applicable Performance Period.

(j)  “Performance Goals” may include, without limitation, any combination of the following financial, operational, strategic, or other type of performance criteria: earnings per share, return on average equity, return on average assets, earnings, earnings growth, revenues, expenses, stock price, total shareholder return, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity or return on investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet or income statement objectives,  Performance Goals may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Company generally.  Performance Goals may be absolute in their terms or measured against or in relationship to the performance of the Company relative to the performance of other companies and may be adjusted or modified at the time the specific Performance Goals are selected (with respect to Participants who are “covered employees”) or prior to making Award Payments (for all other Participants) for one or more of the following: extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, unplanned stock offerings and strategic loan loss provisions, the impact of impairment of intangible assets, changes in corporate capitalization such as stock splits and certain reorganizations, common share repurchases and/or changes in capital expenditures.  Such Performance Goals may cover such Performance Period as may be specified by the Committee.  Performance Goals may be evaluated independently of each other or may be contingent upon one or more of the other Performance Goals in the set.

(k) “Performance Period” means the Plan Year, except to the extent the Committee determines otherwise.

(l)  “Plan” means the Springleaf Holdings, Inc. Annual Leadership Incentive Plan, as amended from time to time.

(m)“Plan Year” means, unless otherwise specified by the Committee, the calendar year.  The first Plan Year shall commence on January 1, 2014.

(n) “Subsidiary” means any company or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of at least 50% by reason of stock ownership or otherwise.

(o) “Target Payout” means the amount payable to a Participant who meets exactly

100% of assigned Performance Goals.

(p) “Threshold Performance” means the minimum level of performance required to qualify for any portion of the Target Payout assigned to a specific Performance Goal.

(q) “Top Performance” means the level of performance at which maximum credit is earned for the portion of the Target Payout assigned to a specific Performance Goal.

Section 3. Administration

(a) The Plan shall be administered by the Committee which shall consist of not less than two members of the Board.  Each member of the Committee shall qualify as an "outside director" under Section 162(m) of the Code.  The Committee shall have authority to determine the terms and conditions of all Award Payments hereunder, including, without limitation, (i) the Participants to whom, and the time or times at which payments are made; (ii) the amount and form of a Participant’s Award Payment; (iii) the Performance Period to which each Award Payment shall relate; (iv) the actual dollar amount to be paid; (v) to correct any defects, supply any omission or reconcile any inconsistency in any Award

Opportunity,  the Plan and any documents related to the Award Opportunities; and (vi) when the Award Payments shall be made and whether any Award Payments shall be mandatorily or may be voluntarily deferred by a Participant (which payments may, without limitation, be made during or after a Performance Period, on a deferred basis or in installments).

(b) Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations (including legal and factual) deemed necessary or advisable for the administration of the Plan.  All determinations and decisions of the Committee, the Board and any delegate of the Committee pursuant to its authority under the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

(c) The Committee may, in its sole discretion, delegate all or part of its authority and powers under the Plan to one or more directors and/or the Chief Executive Officer of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Awards to executive officers; (ii) make Awards which are intended to constitute performance-based compensation under Section 162(m)

of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to

Section 4(c) in accordance with Section 162(m) of the Code.

(d) The Committee may appoint agents or employees of the Company or a Subsidiary to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company or a Subsidiary, the Company's independent auditors, consultants or any other agent assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company or a Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall be fully indemnified and protected by the Company with respect to any such action or determination to the maximum extent permitted by the terms of the Company’s By-Laws and applicable law.

Section 4. Participation; Determination of Performance Goals and Award Payments

(a) The Committee shall, in its sole discretion, select, no later than the Determination Date, the persons who shall be Participants for each Performance Period.  Only eligible individuals who are designated by the Committee to participate in the

Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period.

(b) No later than the Determination Date, the Committee shall, in its sole discretion, for each such Performance Period determine and establish in writing the following:

(i)  The Performance Goals applicable to the Performance Period; and

(ii) The Award Opportunity schedule detailing the amount payable to each Participant as Award Payments based upon the relative level of attainment of the Performance Goals.

(c) As soon as practicable following each Performance Period, the Committee shall: (i)  Certify in writing, in accordance with the requirements of Section 162(m) of the Code, prior to the unconditional payment of any Award Payment, whether the Performance Goals for the Performance Period were satisfied and to what extent they were satisfied;

(ii) Determine the total Award Payment payable to each Participant pursuant to the Award Opportunity schedule established in Section 4(b)(ii) above, which amount shall be based upon the extent to which the Performance Goals established by the Committee for the Performance Period, have been achieved; and

(iii) reduce the size of or eliminate any or all Award Payment(s) for a Performance Period, if it determines such reduction or elimination is appropriate.

(d) Unless otherwise determined by the Committee, in its sole discretion, or required by applicable law, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company as of the date of payment.

(e) Unless amounts are otherwise deferred pursuant to this Section 4, Award Payments shall be made as soon as practicable following the date the Committee certifies that the Performance Goals have been achieved.   The Committee shall have the discretion to make Award Payments in the form of (i) cash, (ii) Company common stock, or (iii) a combination of the foregoing and such payments will be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Company’s payroll practices as from time-to-time in effect.  Shares of Company common stock shall be issued pursuant to any stockholder approved plan of the Company providing for the issuance of common stock in satisfaction of awards hereunder, unless otherwise determined by the Committee in its sole discretion.

(f)  The maximum Award Payment that may be paid to any Participant for any Plan Year is $2,500,000 (the “Maximum Award Limit”).  The Maximum Award Limit shall be pro-rated for any Award Payment with respect to a Performance Period that is shorter than 12 months.

(g) Notwithstanding the foregoing, the Committee, in its sole discretion, may mandatorily defer all or a portion of a Participant’s Award Payment or may provide a Participant with the opportunity to elect to defer all or a portion of his or her Award Payment under a nonqualified deferred compensation arrangement to be determined by the Committee.  In the case of such deferral payments, the terms and conditions of the nonqualified deferred compensation arrangement shall control.

Section 5. Transferability

A Participant’s rights and interests under the Plan, including any Award Payments, shall not be subject to the claims of creditors of the Company and may not be assigned, alienated, transferred or encumbered in any way by a Participant prior to the payment thereof.

Section 6. Termination or Amendment

The Board and the Committee each reserves the right at any time to amend, modify or terminate the Plan in any respect at any time without the consent of Participants.  Any such action of the Board or the Committee may be taken without the approval of the

Company’s stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation, including specifically Section 162(m) of the Code.

Section 7. Change of Control

Notwithstanding anything contained in this Plan, in the event of a Change of

Control, the following provisions shall be applicable:

(a) The Performance Period will be deemed to have concluded on the date of the Change of Control and each Participant shall receive a pro-rata Award Payment (based upon the number of days that the Participant was actively employed by the Company during the applicable Performance Period up to the date of Change of Control) based on the greater of the (i) Participant’s Target Payout or (ii) the Performance Goals actually achieved for the Performance Period as of the date of the Change of Control; and

(b) The Committee in its sole discretion will determine the amount payable to each Participant as that Participant’s Award Payment (provided that in all events the entire available amount as calculated pursuant to Section 7(a) shall be paid to Participants as Award Payments) and payments shall be made to each Participant as soon thereafter as is practicable.

Section 8. Severability

This Plan is intended to comply in all aspects with applicable law and regulation, including, prospectively, with respect to those Participants who are or may become “covered employees,” pursuant to Section 162(m) of the Code.  In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Section 162(m) of the Code), so as to foster the intent of this Plan.

Section 9. Unfunded Status

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, legal representative or any other person.  To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.  The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 10. Confer No Other Rights

The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company, except as expressly provided in the Plan.

Section 11. No Right to Employment or Award Opportunity

The Plan, an Award Payment, an Award Opportunity or the designation of an employee as a Participant for a Performance Period does not constitute a contract or an agreement for employment on any specific terms between the Company and any Participant.  Participation in the Plan shall not give a Participant any right to be retained in the employ of the Company or the right to be selected for participation in any subsequent Performance Period.

Section 12. Other Plans

Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may benefit Participants and may be either generally applicable or applicable only in specific cases.

Section 13. Section 162(m) of the Code; Bifurcation of the Plan

It is the intent of the Company that the Plan and all payments hereunder to

Participants who are or may become “covered employees” whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code.  Any provision, application or interpretation of the Plan in consistent with this intent to satisfy Section 162(m) of the Code shall be disregarded.  Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the

Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section

162(m) of the Code are only applicable to persons whose compensation is subject to

Section 162(m) of the Code.

Section 14. Section 409A of the Code

It is intended that payments under the Plan qualify for the “short-term deferral exemption” from the requirements of Section 409A of the Code.  In the event that any award does not qualify for the short-term deferral exemption, it is intended that such award will be paid in a manner that satisfies the requirements of Section 409A of the Code and applicable regulations and guidance issued thereunder.  To the extent any provision of the Plan becomes subject to Section 409A of the Code and applicable regulations and guidance issued thereunder, it shall be construed, and payments made hereunder, as the Committee deems necessary to comply with Section 409A of the Code.

Section 15. Successors

All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

Section 16. Governing Law

The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware except where such laws may be superseded by federal law.

Section 17. Effective Date and Term

The Plan is effective retroactively to January 1, 2014.  Unless sooner terminated by the Board pursuant to Section 6, to the extent necessary to ensure that Award Payments made to “covered employees” as defined under Section 162(m) of the Code may be deductible for federal income tax purposes, the Plan shall terminate as of the date of the first meeting of the Company’s stockholders occurring during the year 2020, unless the term of the Plan is extended and reapproved at such stockholders’ meeting.  Termination of the Plan shall not affect any Award Payments due and outstanding on the date of termination and such Award Payments shall continue to be subject to the terms of the

Plan notwithstanding its termination.

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